UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 1, 2009
Date of Report (Date of earliest event reported)

THE CUSTOM RESTAURANT & HOSPITALITY GROUP, INC.
(Exact name of registrant as specified in its charter)

339 N. Highway 101
Solana Beach, CA 92075
(Address of Principal Executive Offices)

Tel: (888) 786-2134
(Registrant’s Telephone Number)

Nevada	333-129664	98-0470356
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On May 1, 2009 The Custom Restaurant & Hospitality Group, Inc., a Nevada corporation (the “Company” or “CRHS”), and Westmoore Investment, L.P., a California limited partnership (“WMI”), and Westmoore Partners, Inc., a California corporation (“WMP”)(collectively “Westmoore”) closed a share exchange transaction pursuant to the Share Exchange Agreement dated February 1, 2009 executed by the parties (the “Agreement”).  The share exchange causes Westmoore to acquire a controlling interest in CRHS.  Westmoore exchanged 100% of the membership interests in Rancho Cucamonga Harry’s Pacific Grill, LLC, a California limited liability company (“Rancho HPG”) and Temecula Harry’s Pacific Grill, LLC, a California limited liability company (“Temecula HPG”) for approximately 37,281,000 shares of the CRHS resulting in Westmoore having a  57% interest in CRHS.

Founded in 2005, CRHS previously pursued mining business opportunities.  CRHS recently changed the direction of its business to pursue opportunities in restaurant and hospitality industries and moved its headquarters to San Diego, CA.  CRHS is a public company, trading on the OTC Bulletin Board (CRHS.OTCBB).

Item 5.01    Changes in Control of Registrant.

As a result of the Agreement, the Company experienced a change in control, with Westmoore acquiring 57% of the outstanding shares of Common Stock and control of the Company. Reference is made to the disclosures set forth in Item 1.01 of this Current Report, which disclosures are incorporated herein by reference.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the transaction, on February 2, 2009, Mr. Robert Jennings was elected to serve as President of the Company and Ms. Katie Overcash was elected to serve as Secretary and Treasurer.  Attached hereto as Exhibit 99.1 is a copy of the Press Release issued by the Company.

Item 9.01    Financial Statements and Exhibits

Exhibit 99.1 - Press Release dated February 1, 2009

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 6, 2009	THE CUSTOM RESTAURANT & HOSPITALITY GROUP, INC.

	By:	/s/ Robert L. Jennings
Robert L. Jennings, President